Exhibit 10.2

LOAN SETTLEMENT AGREEMENT

This Loan Settlement Agreement (hereinafter referred to as “Settlement Agreement”) is entered into on November 23, 2025 by and among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 115 South Union Street, Suite 300, Alexandria, Virginia 22314 (in its individual capacity, “Oxford”; and in its capacity as Collateral Agent, “Collateral Agent”), the Lenders listed on Schedule 1.1 to the Loan Agreement (as defined herein) from time to time including Oxford in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”) and KALA BIO, INC., a Delaware corporation with an office located at 1167 Massachusetts Avenue, Arlington, MA 02476 (formerly known as KALA PHARMACEUTICALS, INC.) (“Kala”) and COMBANGIO, INC., a Delaware corporation with office located at 1167 Massachusetts Avenue, Arlington, MA 02476 (“Combangio,” and, together with Kala, individually and collectively, jointly and severally, “Borrower”); hereinafter referred to as the “Parties” and individually as a “Party”.

WHEREAS, Collateral Agent, Borrower and Lenders party thereto from time to time have entered into that certain Loan and Security Agreement, dated as of May 4, 2021 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Lenders have provided to Borrower certain loans in accordance with the terms and conditions thereof; and

WHEREAS, Borrower acknowledges and agrees that (i) certain Events of Default have occurred and are continuing under the Loan Agreement (the “Existing Events of Default”); and (ii) as a result of such Events of Default, Lenders are entitled to exercise remedies against the Borrowers including, without limitation, accelerating the Term Loans; and

WHEREAS, Kala is offering a payment of an aggregate amount of $2,000,000 (the “Cash Settlement”), and the issuance of 1,620,000 shares of Common Stock of Kala (the “Settlement Stock”), for the settlement of all of Borrower’s payment Obligations with respect to the aggregate principal amount of the Term Loans (“Settlement Payment”).

WHEREAS, the liquidity required for the Cash Settlement will be provided to Kala simultaneously with Kala’s receipt of an additional capital injection in the amount of approximately USD 4.2 million (“Capital Injection”); and

WHEREAS, in connection with the transactions contemplated under this Settlement Agreement, the Lenders (represented by the Collateral Agent) and Kala will enter into a Voting Agreement, substantially in the form attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties intend to settle all mutual claims under or in connection with the Loan Agreement by way of settlement, and the Parties hereby agree as follows:

1.	Terms

Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Loan Agreement.

2.	TERM LOAN REDUCTION AND SETTLEMENT

2.1	Borrower hereby agrees and acknowledges that as of the date hereof, the unpaid principal amount, interest, fees, costs, and expenses due and owing under the Loan Documents remain outstanding and unpaid, are validly owing to Collateral Agent and Lenders by Borrower, and are not subject to any right of offset, deduction, claim, or counterclaim in favour of Borrower;

2.2	Kala undertakes to issue the Settlement Stock in book entry form within five (5) days of the date of this Settlement Agreement to Oxford or to such third party as directed by Oxford (provided that any such third party shall be an affiliate of Oxford) and subject to Oxford (or such third party) executing a customary stock issuance agreement providing for customary representations, covenants and warranties relating to the issuance of such Settlement Stock pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. Kala hereby represents and warrants that such stock on the date of its issuance shall constitute 19.73% of the outstanding common stock of Kala immediately prior to such issuance, be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions under applicable state and federal securities laws.

2.3	Kala undertakes to pay $1,000,000 of the Cash Settlement (the “Initial Cash Payment”) directly to Collateral Agent without deduction, set-off, counterclaim, no later than the earlier to occur of the date of Kala’s next shareholder meeting or January 15, 2026 (the “Shareholder Meeting”). Upon the fulfilment of Kala’s obligations set forth in Sections 2.2 and 2.3, the outstanding principal amount of the Term Loans shall be automatically deemed to have been reduced by Seven Million Dollars ($7,000,000) and all interest payments and any Final Payment or Prepayment with respect to such Seven Million Dollars ($7,000,000) shall be deemed to have been waived by Lenders.

2.4	Borrower shall pay ten percent (10.00%) of the proceeds hereafter received by it from the sale and issuance of its equity securities on or after the date of the Shareholder Meeting directly to Collateral Agent directly without deduction, set-off, counterclaim, to be applied against the Cash Settlement up to a maximum amount of One Million Dollars ($1,000,000.00). Upon receipt of each payment by Collateral Agent pursuant to this Section 2.4 (each such payment, “Equity Proceeds Payment”), the aggregate principal amount of the Term Loans outstanding shall be deemed to have been reduced by an amount equal to the product of (i) three (3) multiplied by (ii) the amount of such Equity Proceeds Payment, and all interest payments and any Final Payment or Prepayment with respect to such reduced amount of the Term Loans shall be deemed to have been waived by Lenders. Kala undertakes to conclude a material strategic alternative transaction within 1 year after the date hereof and shall pay directly to Collateral Agent without deduction, set-off, counterclaim simultaneously with the closing thereof any remaining balance of the Cash Settlement at such conclusion. Upon issuance of the Settlement Stock, Oxford shall notify the lending institution that holds the funds of Kala, and over which Oxford has an account control agreement, that Oxford has ceased to exercise control over such accounts and Kala shall be free to use its funds as it deems fit so long as it does not violate any of the terms of this Settlement Agreement. Upon payment of the entire Cash Settlement ($2,000,000 in full) all liens and security interests granted under the Loan Agreement and related documents shall be released (and Lender and Collateral Agent shall take such reasonable actions as may be necessary to document such releases).

2.5	If all or any part of the Settlement Payment is avoided or reduced by virtue of any bankruptcy, insolvency, liquidation, reorganisation or similar laws and proceedings in respect of Kala, (i) the Settlement Agreement shall not be deemed to have occurred, (ii) the Loan Agreement shall continue to be in full force and effect; and (iii) Borrowers shall be deemed to continue to be bound by the terms of the Loan Agreement and the related “Loan Documents” as therein defined) as if the Parties had not entered into the Settlement Agreement.

2.6	Subject to the irrevocable and non-contestable payment of the full Settlement Payment (of Two Million Dollars ($2,000,000.00)) and issuance of the Settlement Stock:

(a)	the aggregate principal amount of the Term Loans and all outstanding principal payments with respect thereto shall deemed to have been fully made or waived and any and all Prepayment Fees or Final Payment with respect thereto shall deemed to have been waived; and

(b)	the Loan Agreement (and all obligations of each Party thereunder) shall be deemed terminated (provided, however, the inchoate indemnity obligations therein that are meant to survive the termination of the Loan Agreement and other provisions therein that are by their explicit terms meant to survive the termination of the Loan Agreement shall continue to be in effect.

3.	General Representations & Warranties

To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

3.1	Borrower has the power and due authority to execute and deliver this Settlement Agreement;

3.2	The organizational documents of Borrower last delivered to Collateral Agent on or before the date of this Settlement Agreement remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

3.3	The execution and delivery by Borrower of this Settlement Agreement and the performance by Borrower of its obligations hereunder, have been duly authorized;

3.4	The execution and delivery by Borrower of this Settlement Agreement and the performance by Borrower of its obligations hereunder, do not and will not contravene (i) any law or regulation binding on or affecting Borrower, (ii) any contractual restriction with a Person binding on Borrower, (iii) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (iv) the organizational documents of Borrower;

3.5	The execution and delivery by Borrower of this Settlement Agreement and the performance by Borrower of its obligations hereunder, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made;

3.6	Subject to Section 2.6 hereof, the Existing Events of Default are continuing are not being waived by Collateral Agent or any Lender. Also subject to Section 2.6 hereof, Collateral Agent and each Lender hereby fully reserve their right to enforce any and all remedies under the Loan Documents with respect to the Existing Events of Default and other Event of Default that may occur on or after the date hereof, provided, however, that so long as the Borrower remains in compliance with the terms of this Settlement Agreement the Collateral Agent and the Lenders shall forbear from taking action to foreclose upon the assets of the Borrower; and

3.7	This Settlement Agreement is supplemental to and not in lieu of the Loan Agreement; provided, however, to the extent that any provision hereof conflicts with a provision of the Loan Agreement, the provision hereof shall govern.

4.	miscellaneous

4.1	In consideration of the accommodations granted herein and other good and valuable consideration, Borrower hereby waives, remises, releases, and forever discharges Collateral Agent, Lenders and each of their predecessors and affiliates, and their respective successors, assigns, affiliates, shareholders, directors, officers, accountants, attorneys, employees, agents, representatives and advisors of, from and against any and all claims, actions, causes of action, suits, proceedings, defenses, counterclaims, contracts, judgments, damages, accounts, reckonings, executions, and liabilities whatsoever of every name and nature, whether known or unknown, whether or not well founded in fact or in law, and whether in law, at equity or otherwise, which the undersigned ever had or now has for or by reason of any matter, cause or anything whatsoever to this date, including without limitation any matter relating to or arising out of any of the Loan Documents or the Obligations, any actual or alleged acts or omissions of Collateral Agent and/or Lenders with respect to the Loan Documents, any of the Obligations, and any security interest, liens, or Collateral in connection therewith, or the enforcement of any of Collateral Agent’s and/or Lenders’ rights or remedies thereunder.

4.2	This Settlement Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

4.3	This Settlement Agreement and the rights and obligations of the Parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Settlement Agreement to be executed as of the date first set forth above.

KALA BIO, INC.

By:
Name:	Todd Bazemore
Title:	Principal Executive Officer

[Signature Page to Loan Settlement Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Settlement Agreement to be executed as of the date first set forth above.

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By:
Name:	Colette H. Featherly
Title:	Executive Vice President

[Signature Page to Loan Settlement Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Settlement Agreement to be executed as of the date first set forth above.

COMBANGIO, INC.

By:
Name:	Todd Bazemore
Title:	Authorized Signatory

[Signature Page to Loan Settlement Agreement]